EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement (Form S-4) of our report dated February 29, 2016 relating to the consolidated balances sheets of BNC Bancorp and its subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015 and the effectiveness of BNC Bancorp’s internal control over financial reporting, included in its Annual Report on Form 10-K for the year ended December 31, 2015, which is filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Raleigh, North Carolina

April 19, 2016